Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Francis J. Malecha to Become
President and CEO of Compass Minerals

OVERLAND PARK, Kan. (January 7, 2013) – Compass Minerals (NYSE:CMP) announced today that Francis J. Malecha, 48, will become its new president and chief executive officer on  January 17, 2013, and will be appointed to its board of directors.

Mr. Malecha joins Compass Minerals with more than 25 years of experience in agri-business. Most recently he had been chief operating officer-grain of Viterra Inc., the $7.0 billion global agri-business company.  He joined Viterra in 2000 where his responsibilities included global grain merchandising, transportation, operations, commodity risk management, and international merger and acquisition activity. Viterra was acquired by Glencore International plc in December 2012, and Mr. Malecha was named head of agricultural products for North America.

“I am thrilled to take the helm at Compass Minerals,” commented Mr. Malecha. “The company has an exceptional salt franchise, a strong niche in specialty fertilizers and the cash flow generation to power opportunities for further profitable growth.”

Richard Grant of the Compass Minerals board of directors noted, “We are delighted to have someone with Fran’s leadership capabilities and expertise step into this role. His experience in Canada, the United States and globally demonstrates skills very relevant to Compass Minerals in realizing the potential across our portfolio.”

From 1986 to 2000, Mr. Malecha had a career of increasing responsibility with General Mills, Inc. in financial and merchandising-management roles.  He holds a bachelor’s degree in accounting from the University of St. Thomas.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing, water conditioning and pool products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.

The company also provides records management services to businesses throughout the U.K. For more information, visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.